Exhibit 99.1

STR Holdings Announces $19 Million Investment in U.S. Manufacturing Expansion and Relocation

Company Signs Purchase Agreement to Acquire a 275,000 Square Foot Facility in East Windsor, CT and Plans to Expand U.S. Manufacturing Capacity to 3.0 GW

Enfield, Conn. - August 3, 2010 — STR Holdings, Inc. (NYSE: STRI), a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry, today announced plans to expand its U.S. manufacturing capacity to 3.0 GW and relocate the majority of its U.S. manufacturing facilities to a 275,000 square foot plant located in East Windsor, CT.  The facility also will be home to U.S.-based product management and sales teams and house a new 10,000 square foot research and development laboratory.

The Company will cease manufacturing at its facilities in Enfield and Somers, CT after moving its existing equipment into the new facility during the next 15 to 18 months. The closing on the purchase of the new facility is contingent upon completion of due diligence and satisfaction of certain other customary conditions, which the Company expects to complete by the end of the third quarter of 2010. The Company also expects to install an additional 1.0 GW of production equipment (presently on order) during the third quarter of 2011.  The majority of the approximately $19 million for these expansion projects is expected to be incurred in 2010 and the early part of 2011.

The Company said that the new facility could accommodate future expansion of up to 5.5 GW of total capacity.  “This building meets our critical requirements,” said Robert S. Yorgensen, President of STR Solar. “It is very close to our existing properties, so our highly trained and valued workforce will not be disrupted by the move; it provides ample space for the growth we anticipate in the coming years, and it has an exceptional space for our new, state-of-the-art research and development laboratory, which is a key strategic imperative for maintaining our leadership in technical innovation.”

Dennis L. Jilot, Chairman, President and Chief Executive Officer of STR Holdings, added, “As the solar market continues to grow worldwide, and demand for our industry leading encapsulants increases, we are taking the necessary steps to increase production capacity to accommodate anticipated demand.”

The Company also announced it will relocate its U.S. corporate headquarters, currently located at 10 Water Street in Enfield, CT, to a new office complex located at 1699 King Street in Enfield.  The existing 10 Water Street location will become a stand-alone facility for STR Quality Assurance, providing space for growth in that key business.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which help ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in Company filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

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Source: STR Holdings, Inc.

Media Contact-

James McCusker

ICR, Inc.

(203) 682-8245

James.McCusker@icrinc.com

STR Holdings, Inc.

Barry A. Morris

Executive Vice President and Chief Financial Officer

(860) 749-8371

barry.morris@strus.com

or

Joseph C. Radziewicz

Controller and Principal Accounting Officer

(860) 749-8371

joseph.radziewicz@strus.com